Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

SEACOR Marine Holdings Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share(1)	457(c)	2,978,724	$7.42	$22,087,238.46	0.00011020	$2,434.02(2)
	Equity	Warrants to purchase common stock(3)	Other 457(g)	2,978,724	(4)	(4)	0.00011020	(4)
	Total Offering Amounts				$7.42			$2,434.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,434.02

(1)

Includes 2,978,724 shares of common stock of SEACOR Marine Holdings Inc. (the “Company”), par value $0.01 per share (“common stock”), that may be issued either upon the conversion of the Company’s 4.25% Convertible Senior Notes due 2026 (the “New Convertible Notes”) or upon the exercise of warrants that may be issued under certain circumstances in lieu of such shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s shares of common stock on November 2, 2022 of $7.66 and $7.165, respectively, as reported on the New York Stock Exchange.

(3)	Includes 2,978,724 warrants to purchase shares of the Company’s common stock that may be issued upon the conversion of the New Convertible Notes under certain circumstances.
(4)

The proposed maximum aggregate offering price per warrant will be determined from time to time by one or more Selling Security Holders. Pursuant to Rule 457(g), no separate fee is required to be paid in respect of the warrants which are being registered concurrently in the same registration statement as the underlying securities to be offered pursuant thereto.